Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
October 21, 2009	(860) 704-6820

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2009:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended September 30:	2009	2008

Revenues	$11,328,000	$17,699,000
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Net income	$1,636,000	$2,390,000
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Earnings per share - basic and diluted	$0.16	$0.24
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Weighted average shares - basic and diluted	10,091,822	10,093,808
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Nine Months Ended September 30:	2009	2008

Revenues	$31,545,000	$50,500,000
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Net income	$2,669,000	$6,392,000
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Earnings per share - basic and diluted	$0.26	$0.63
	====	====

Weighted average shares - basic and diluted	10,092,324	10,102,489
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Kevin R. Hoben, President and CEO, indicated the Company’s 3rd quarter 2009 Revenues were down $6,371,000 (36.0%) from Revenues in the 3rd quarter 2008, and Net Income decreased $754,000 (31.5%) over the same period.

Notably, Net Income for the 3rd quarter of 2009 has however improved over 150% compared to the 2nd quarter of 2009, and was more than 3 times higher than income in the 1st quarter of 2009. Revenues for the same period grew approximately 12%, showing increased demand in the market.

Regarding the nine-month results, Revenues were $18,955,000 (37.5%) below Revenues in the same period in 2008 and Net Income in 2009 decreased $3,723,000 (58.2%) over the same period.

The decline in Revenue and Net Income for the nine-months ended September 30, 2009 was consistent with the contraction in the construction industry. The Company was able to outperform this general trend with its focus on cost reductions and higher market penetration of its proprietary products.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.